Exhibit 10.30

                               SEVERANCE AGREEMENT

      This Severance Agreement is made and entered into as of January 15, 2000, by and between Designs, Inc. (the "Company"), a corporation organized and existing under the laws of Delaware with a principal place of business at 66 B Street, Needham, Massachusetts 02494, and Carolyn Faulkner ("Faulkner"), an individual residing at 252 Main Street, West Newbury, Massachusetts 01985.

      WHEREAS, the Company and Faulkner are parties to an Employment Agreement dated as of May 9, 1997 (the "Employment Agreement") whereby Faulkner was employed as Vice President and Chief Financial Officer of the Company, which agreement expires May 8, 2000; and

      WHEREAS, the Company and Faulkner agree to terminate the Employment Agreement on the terms and conditions hereinafter set forth and establish the terms of Faulkner's severance arrangement.

      NOW THEREFORE, in consideration of the promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Resignation. In consideration of the terms and conditions of this Severance Agreement, Faulkner hereby tenders her resignation to the Company effective as of January 15, 2000 (the "Resignation Date"), and the Company accepts her resignation to be effective on the Resignation Date. From and after the Resignation Date, Faulkner shall no longer be an employee of the Company and shall have no further duties or responsibilities on behalf of the Company except as provided herein.

      2. Severance Payments. The Company shall pay Faulkner the aggregate sum of Four Hundred Twenty Thousand Dollars and No Cents ($420,000.00) (the "Severance Payment"), in accordance with the attached Payment Schedule. Payments shall be made by direct deposit to Faulkner's account and are deemed paid on the date the deposits are made. Faulkner shall be liable for, and shall pay in full when due, any and all local, state and federal income taxes related to the Severance Payment. Faulkner will receive a Form 1099 from the Company at the end of each calendar year.

      3. Medical/Dental Insurance. To the extent participation is permitted by the terms of the applicable insurance policies and plans, the Company shall continue to provide Faulkner with family medical and dental insurance coverage through July 31, 2000, on the same terms and conditions that it provides such coverage to its employees. Thereafter, Faulkner shall be entitled to apply for and receive continuation of medical insurance coverage at her sole cost and expense until January 31, 2002, consistent with and subject to the provisions of COBRA. While under COBRA an employee who terminates employment generally is eligible to elect to continue his or her health coverage for up to 18 months from either the employment termination date or, as here, the date of loss of coverage if later, Faulkner and the Company acknowledge that there are exceptions under COBRA to this general rule. Faulkner's current costs for the family medical and dental insurance coverage for the period from January 15, 2000 until July 31, 2000 is set forth on the attached Payment Schedule and the costs shall be deducted from the Severance Payment due to Faulkner from the Company. In the event Faulkner is employed by any person or entity after the Resignation Date, she shall obtain family medical and dental insurance coverage through her new employer as soon as possible under the terms of the applicable plans and the Company shall be released from its obligations under this section to provide any such coverage, including coverage pursuant to COBRA. Faulkner shall notify the Company of the commencement of such new coverage within 10 days of the commencement date.

      4. Vehicle. Faulkner may retain possession of the 1997 BMW 528 vehicle currently leased by the Company and used by Faulkner for the remainder of the original lease term, which expires in July 2000. The Company shall continue to pay the lease payments and insurance costs on the vehicle until the expiration of the original lease term. However, after the Resignation Date, Faulkner shall be responsible for, at her sole cost and expense, all operating, repair and maintenance costs and any other costs related to the use and operation of the vehicle. Upon expiration of the lease, Faulkner shall have the option of purchasing the vehicle pursuant to the terms of the lease, if permitted under the lease,


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

and shall pay all costs related to the purchase. In the event Faulkner does not purchase the vehicle upon expiration of the lease, she shall immediately return the vehicle to the lessor in good repair and condition, normal wear and tear excepted. Any and all security deposits shall remain the property of the Company and shall be returned to the Company upon expiration of the lease. With the exception of the monthly lease payments, upon expiration of the vehicle lease, Faulkner shall pay any and all costs due to the lessor.

      5. Benefits and Perquisites. The Company shall reimburse Faulkner for all business and automobile repair and gasoline expenses reasonably incurred by her through the Resignation Date in connection with her work as an employee of the Company, including without limitation all travel expenses, in accordance with the Company's policies applicable to its senior executives and upon submission of appropriate documentation thereof.

      6. Legal Fees. In the event either party breaches any such party's obligations under this Severance Agreement, the non-breaching party shall be entitled to recover all reasonable costs incurred by such non-breaching party in enforcing the terms of the Severance Agreement, including reasonable attorneys' fees. The prevailing party shall be entitled to recover its reasonable attorney's fees and expenses in any litigation that arises out of or relates to this Severance Agreement.

      7. Options. Faulkner hereby acknowledges and agrees that any and all incentive stock options, non-qualified stock options and/or any other stock options granted to her during her employment at the Company shall expire and/or terminate as of the Resignation Date.

      8. Continued Cooperation. Without further consideration, Faulkner agrees that she shall be reasonably available upon request to consult with and assist the Company in the current Internal Revenue Service Audits, which shall include but is not limited to testifying at any deposition, hearing, proceeding or trial and meeting with representatives of the Company and/or Internal Revenue Service to discuss the factual history of such matters, and assist in connection with the transition of other financial matters, provided that Faulkner shall not be required to devote a major portion of her time to such services and such services shall not unreasonably interfere with the performance of other employment or consulting duties Faulkner may have.


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

      9. References. All responses to any inquiries made to the Company or to any agent or consultant for the Company regarding employment references for Faulkner shall be limited to providing dates of employment, title and salary information. If additional information is requested, the Company may state that the foregoing information is the only information that the Company can provide or words to that effect.

      10. Non-disparagement. Faulkner agrees that she will not make any public or private statement which criticizes or disparages the Company or its officers, directors, employees or consultants and will use her best efforts to have her agents comply with this provision.

      11. Confidentiality. Faulkner agrees that she will treat the terms and conditions of this Severance Agreement as confidential and that she will not disclose said terms and conditions to any person or entity, except to her immediate family, as required by law, to enforce the terms hereof and/or as necessary to her personal financial and legal advisors. In the event Faulkner discloses any of the terms and conditions of this Severance Agreement to any of the foregoing persons or entities, she shall advise them that the terms and conditions of this Severance Agreement are confidential and that they shall not be disclosed to any other person or entity. Faulkner acknowledges and agrees that the disclosure of this Severance Agreement and/or the material terms thereof will likely be required by the Company in its filings with the Securities and Exchange Commission.

      12. Non-Disclosure.

            (a) Faulkner agrees that she will not disclose to any person or entity, either orally or in written form, except as required by law, any confidential information relating to the Company or any of its subsidiaries and affiliates, the directors of the Company or its subsidiaries and affiliates, any client of the Company or any of its subsidiaries and affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the


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

      substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents, including copies of such information in electronic form, embodying such confidential information.

            (b) The non-disclosure obligation set forth above shall not apply to any information (i) which was in the public domain at the time of disclosure or (ii) which thereafter fell into the public domain without any fault of Faulkner and which was not disclosed in violation of any similar non-disclosure obligation by any other person.

            (c) On or before the Resignation Date, Faulkner shall leave with the Company all documents, computer disks, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Faulkner's possession or control, except those documents which are Faulkner's personal copies of documents relating to the terms and conditions of her employment with or resignation from the Company. Faulkner represents that, as of the Resignation Date, she has returned to the Company all other assets and/or property belonging to the Company.

      13. Non-Competition and Non-Solicitation.

            (a) Faulkner agrees that during the period commencing on the Resignation Date and ending on January 31, 2002, she shall not work for Levi Strauss & Co., and she shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage or assist any person or entity to engage in the Levi's or Dockers outlet business in any location in any geographic area in the United States or Puerto Rico; provided, however, that Faulkner may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation.

            (b) During the period commencing on the Resignation Date and ending on January 31, 2002, Faulkner shall not request any suppliers or customers with whom the Company has a business relationship to cancel or terminate any such


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

      business relationship with the Company or solicit any employee of the Company to leave the Company's employ. Notwithstanding the foregoing, nothing contained herein shall constitute the Company's approval or acquiescence of any actions taken by Faulkner after January 31, 2002 to seek to cause the cancellation or termination of any business relationship between the Company and any third party and the Company reserves the right to assert claims against Faulkner arising out of her conduct.

      14. Faulkner Release. Faulkner hereby voluntarily and irrevocably releases and forever discharges the Company and its subsidiaries (including their successors and assigns) and each of their current and former officers, directors, shareholders, employees, consultants, representatives and agents (hereinafter the "Company Releasees") from any and all charges, complaints, claims, promises, agreements, actions, obligations, causes of action, damages, and debts (including attorneys' fees and costs actually incurred), known or unknown, which Faulkner has, had, or hereinafter may have, directly or indirectly, from the beginning of the world to the day of the date of this Severance Agreement, including, without limitation, all claims related to or arising out of any conduct pertaining to the most recent proxy contest, consent solicitation and/or annual meeting of the Company, all claims related to or arising out of her employment with or services performed for the Company, all claims for breach of contract, all claims arising out of or relative to Faulkner's employment with the Company and the termination thereof and any claims Faulkner may have under the Employment Agreement, all claims for breach of an implied covenant of good faith and fair dealing, all claims for intentional or negligent misrepresentation, all claims relating to any acts or omissions by the Company Releasees, and all claims for unlawful discrimination under the common law or any statute (including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C.ss.621, et seq., the Employee Retirement Income Security Act, 29 U.S.C.ss.1001, et seq, and the Americans with Disabilities Act of 1990, 42 U.S.C.ss.12101, et seq.) Notwithstanding the foregoing, this release shall not release or limit Faulkner's rights to indemnification under the terms of the By-Laws of the Company and under the Indemnification Agreement between Faulkner and the Company dated as of December 10, 1998, as in effect on the date hereof, or to enforce this Severance Agreement or bring claims for breach thereof.

      15. Company Release. The Company, on behalf of itself and its officers, directors, agents, representatives, subsidiaries, consultants and shareholders (hereinafter the "Company Releasors") hereby voluntarily and irrevocably releases and forever discharges Faulkner and her heirs and survivors from any and all charges, complaints, claims, promises, agreements, obligations, causes of action, damages and debts, (including attorneys' fees and costs actually incurred), known or unknown, that the Company Releasors, individually or jointly, have, had or hereinafter may have, directly or indirectly, from the beginning of the world to the day of the date of this Severance Agreement, including, without limitation, all claims for breach of contract, relating to or arising out of any conduct pertaining to the most recent proxy contest, consent solicitation and/or annual meeting of the Company or relating to or arising out of Faulkner's employment with or services performed for the Company, all claims for breach of an implied covenant of good faith and fair dealing, all claims for intentional or negligent misrepresentation, mismanagement, nondisclosure, or any acts or omissions by Faulkner during the course of her employment or any claims the Company may have under the Employment Agreement. Notwithstanding the foregoing, this release shall not release or limit the Company's rights to enforce this Severance Agreement or to bring any claims for breach thereof.

      16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Severance Agreement or the breach thereof shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts, in accordance with the rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 16 shall be specifically enforceable. Notwithstanding the foregoing, this Section 16 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, however, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 16.


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

      17. Trust Agreement. Faulkner hereby relinquishes any and all rights, title and interest that she had, has or may have in, arising out of or relating to the Trust Agreement ("Trust Agreement") made as of May 12, 1999 by and between the Company and State Street Bank and Trust Company ("State Street") or the assets held thereunder. Faulkner agrees and consents to the termination of the Trust Agreement and the return of all trust assets by State Street to the Company and shall execute any and all documents necessary to accomplish the termination and return of trust assets. If Faulkner fails to execute the foregoing documents within forty eight (48) hours after receipt of a written request from the Company, the Company can suspend the payments of the Severance Payment until Faulkner executes such documents. Notwithstanding the foregoing, this provision shall not release or limit Faulkner's rights to indemnification under the terms of the By-Laws of the Company and under the Indemnification Agreement between Faulkner and the Company dated as of December 10, 1998, as in effect on the date hereof.

      18. Nature of Agreement. Faulkner and the Company acknowledge and agree that this Severance Agreement is a severance and settlement agreement and shall not constitute an admission of liability and wrongdoing on the part of either party.

      19. Notices. All notices, requests, demands, and other communications provided for by this Severance Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the other party at the address first above written, or at such other address as to which the party gives notice, with a copy to:

      For the Company:  Designs, Inc.
                        66 B Street
                        Needham, MA 02494
                        Attention: Corporate Counsel
                              and
                        Peter Smith, Esq.
                        Kramer Levin Naftalis & Frankel LLP
                        919 Third Avenue
                        New York, NY 10022-39903

      For Faulkner:     Sandra Sue McQuay, Esq.
                        Sullivan Weinstein & McQuay
                        Two Park Place
                        Boston, MA 02116


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

      20. Entire Agreement. This Severance Agreement is the entire agreement between the parties relating to the subject matter hereof. The Employment Agreement shall terminate effective as of January 15, 2000, at which time it shall become null and void.

      21. Voluntary Assent. Faulkner and the Company affirm that no other promises or agreements of any kind have been made to or with them by any person or entity whatsoever to cause them to sign the Severance Agreement, and that they fully understand the meaning and intent of this Severance Agreement. Faulkner and the Company state and represent that they have had an opportunity to fully discuss and review the terms of this Severance Agreement with an attorney, that they have read this Severance Agreement carefully and understand the contents hereof, that they freely and voluntarily assent to all of the terms and conditions hereof and that they sign their name of their own free act.

      22. Binding Effect. This Severance Agreement shall inure to the benefit of and be binding upon the Company and Faulkner, their respective successors, executors, administrators, heirs and permitted assigns.

      23. Amendment. This Severance Agreement may be amended or modified only by a written instrument signed by Faulkner and a duly authorized representative of the Company.

      24. Severability. In case any provisions of this Severance Agreement shall be determined by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Severance Agreement shall not in any way be affected or impaired thereby.

      25. Future Cooperation. At any time after execution and exchange of this Severance Agreement and from time to time, Faulkner and the Company, upon written request from either party to the other, shall execute and deliver such further documents or instruments as may be reasonably necessary to more fully effectuate the intention of the parties hereto but limited to such amplification, definition or effectuation strictly consistent with the terms and provisions hereof.

      26. Applicable Law. This Severance Agreement shall be governed by the laws of the Commonwealth of Massachusetts.


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

      27. Opportunity to Consider; Revoke. Faulkner acknowledges that she has been afforded an opportunity to take at least twenty-one (21) days to consider this Severance Agreement and has been advised to consult with the attorneys of her choice prior to executing this Severance Agreement. Faulkner acknowledges that she has had an adequate opportunity to review this Severance Agreement before its execution. The parties understand and acknowledge that Faulkner will have a period of seven (7) calendar days following her execution of this Severance Agreement in which to revoke her consent to this Severance Agreement. Such revocation must be in writing and shall be transmitted to the Company such that it is actually received prior to the expiration of the seven-day revocation period.

      28. Counterparts. This Severance Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

Executed as a sealed document as of the date and year first written above.

DESIGNS, INC.


By: /s/ John J. Schultz                         /s/ Carolyn Faulkner
Its: Chief Executive Officer                    Carolyn Faulkner
Hereunto duly authorized


By: /s/ Jeffrey M. Unger
Its: Vice President of Corporate Development
Hereunto duly authorized


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

                   Carolyn Faulkner Severance Payment Schedule

                    Payment           Insurance Deduction      BI-Weekly Payment
   28-Jan    2000     $  8,400.00        $      124.20          $     8,275.80
    4-Feb    2000     $  8,400.00        $       90.45          $     8,309.55
   18-Feb    2000     $  8,400.00        $       90.45          $     8,309.55
    3-Mar    2000     $  8,400.00        $       90.45          $     8,309.55
   17-Mar    2000     $  8,400.00        $       90.45          $     8,309.55
   31-Mar    2000     $  8,400.00                               $     8,400.00
   14-Apr    2000     $  8,400.00        $       90.45          $     8,309.55
   28-Apr    2000     $  8,400.00        $       90.45          $     8,309.55
   12-May    2000     $  8,400.00        $       90.45          $     8,309.55
   26-May    2000     $  8,400.00        $       90.45          $     8,309.55
    9-Jun    2000     $  8,400.00        $       90.45          $     8,309.55
   23-Jun    2000     $  8,400.00        $       90.45          $     8,309.55
    7-Jul    2000     $  8,400.00        $       90.45          $     8,309.55
   21-Jul    2000     $  8,400.00        $       90.45          $     8,309.55
    4-Aug    2000     $  8,400.00                               $     8,400.00
   18-Aug    2000     $  8,400.00                               $     8,400.00
    1-Sep    2000     $  8,400.00                               $     8,400.00
   15-Sep    2000     $  8,400.00                               $     8,400.00
   29-Sep    2000     $  8,400.00                               $     8,400.00
   13-Oct    2000     $  8,400.00                               $     8,400.00
   27-Oct    2000     $  8,400.00                               $     8,400.00
   10-Nov    2000     $  8,400.00                               $     8,400.00
   24-Nov    2000     $  8,400.00                               $     8,400.00
    8-Dec    2000     $  8,400.00                               $     8,400.00
   22-Dec    2000     $  8,400.00                               $     8,400.00
    5-Jan    2001     $  8,400.00                               $     8,400.00
   19-Jan    2001     $  8,400.00                               $     8,400.00
    2-Feb    2001     $  8,400.00                               $     8,400.00
   16-Feb    2001     $  8,400.00                               $     8,400.00
    2-Mar    2001     $  8,400.00                               $     8,400.00
   16-Mar    2001     $  8,400.00                               $     8,400.00
   30-Mar    2001     $  8,400.00                               $     8,400.00
   13-Apr    2001     $  8,400.00                               $     8,400.00
   27-Apr    2001     $  8,400.00                               $     8,400.00
   11-May    2001     $  8,400.00                               $     8,400.00
   25-May    2001     $  8,400.00                               $     8,400.00
    8-Jun    2001     $  8,400.00                               $     8,400.00
   22-Jun    2001     $  8,400.00                               $     8,400.00
    6-Jul    2001     $  8,400.00                               $     8,400.00
   20-Jul    2001     $  8,400.00                               $     8,400.00
    3-Aug    2001     $  8,400.00                               $     8,400.00
   17-Aug    2001     $  8,400.00                               $     8,400.00
   31-Aug    2001     $  8,400.00                               $     8,400.00
   14-Sep    2001     $  8,400.00                               $     8,400.00
   28-Sep    2001     $  8,400.00                               $     8,400.00
   12-Oct    2001     $  8,400.00                               $     8,400.00
   26-Oct    2001     $  8,400.00                               $     8,400.00


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

    9-Nov    2001     $  8,400.00                               $     8,400.00
   23-Nov    2001     $  8,400.00                               $     8,400.00
    7-Dec    2001     $  8,400.00                               $     8,400.00

Total                 $420,000.00        $    1,209.60          $   418,790.40


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